Exhibit 10.3





                                   EXECUTIVE
                        PROVIDENT BANKSHARES CORPORATION
                          CHANGE IN CONTROL AGREEMENT

          PROVIDENT BANKSHARES CORPORATION CHANGE IN CONTROL AGREEMENT


         This AGREEMENT is made effective as of ______________, 1997, by and between Provident Bankshares Corporation (the "Holding Company"), a corporation organized under the laws of the State of Maryland, with its office at 114 East Lexington Street, Baltimore, Maryland and Enos K. Fry ("Executive"). The term "Bank" refers to Provident Bank of Maryland, the wholly-owned subsidiary of the Holding Company or any successor thereto.

         WHEREAS, the Holding Company recognizes the substantial contribution Executive has made to the Holding Company and its affiliates and wishes to protect his position therewith for the period provided in this Agreement; and

         WHEREAS, Executive has agreed to serve in the employ of the Holding Company or an affiliate thereof.

         NOW, THEREFORE, in consideration of the contribution and responsibilities of Executive, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1.       TERM OF AGREEMENT.

         The term of this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of thirty-six (36) full calendar months thereafter. Commencing on the date of execution of this Agreement, the term of this Agreement shall be extended for one day each day until such time as the board of directors of the Holding Company (the "Board") or Executive elects not to extend the term of the Agreement by giving written notice to the other party in accordance with Section 4 of this Agreement, in which case the term of this Agreement shall be fixed and shall end on the third anniversary of the date of such written notice.

2.       CHANGE IN CONTROL.

     (a) Upon the occurrence of a Change in Control of the Holding Company or the Bank (as herein defined) followed by the Termination of Executive's employment at any time during the term of this Agreement, other than for Cause, as defined in Section 2(c) hereof, the provisions of Section 3 shall apply. "Termination" shall mean (i) Executive's dismissal by the Company or the Bank other than for Cause (as defined herein) or (ii) Executive's voluntary termination of employment following any demotion, change of title, office or significant authority, scope of authority or scope of responsibility, reduction in his annual compensation or benefits, or relocation of his principal place of employment by more than 20 miles from its location immediately prior to the Change in Control. If Executive remains employed with the Holding Company or the Bank following a Change in Control and prior to an event of Termination,

Executive may voluntarily resign from employment for any reason after one year following the occurrence of the Change in Control and receive a reduced benefit, in accordance with the provisions of Section 3(b); provided that such resignation from employment occurs within the term of this Agreement. Notwithstanding the above, if Executive terminates employment upon an event of "Termination" as set forth above, Executive shall receive full Termination Benefits provided by this Agreement.

     (b) For purposes of this Agreement, a "Change in Control" of the Bank or Holding Company shall mean an event of a nature that: (i) would be required to be reported in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) results in a Change in Control of the Bank or the Holding Company within the meaning of the Change in Bank Control Act and the Rules and Regulations promulgated by the Federal Deposit Insurance Corporation ("FDIC") at 12 C.F.R. Section 303.4(a) with respect to the Bank, and the Board of Governors of the Federal Reserve System ("FRB") at 12 C.F.R. Section 225.41(b) with respect to the Holding Company, as in effect on the date hereof; or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or the Holding Company representing 10% or more of the Bank's or the Holding Company's outstanding securities except for any securities of the Bank purchased by the Holding Company or any securities of the Bank or the Holding Company purchased by any employee benefit plan of the Bank or the Holding Company, or (B) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least 75% of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company's stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board, or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Holding Company or similar transaction occurs in which the Bank or Holding Company is not the resulting entity, or (D) a solicitation of stockholders of the Holding Company, by someone other than the current management of the Holding Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Holding Company or Bank with one or more corporations, a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank or the Holding Company, or (E) a tender offer is made for 20% or more of the voting securities of the Bank or Holding Company then outstanding.

     (c) Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon Termination for Cause. The term "Termination for Cause" shall mean termination because of a material loss to the Holding Company or one of its affiliates caused by the Executive's willful, intentional and continued failure to substantially perform stated duties (other than such failure resulting from incapacity due to physical or mental illness), personal dishonesty, willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease and desist order. For purposes of this Section, no act, or the failure to act, on Executive's part shall be "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Holding Company or its affiliates. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than 75% of the members of the Board at a meeting of the Board called and held for that purpose, finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after the Date of Termination for Cause.

3.   TERMINATION BENEFITS.

     (a) Upon the occurrence of a Change in Control (as defined in Section 2) followed by the Termination of Executive's employment at any time during the term of this Agreement, other than for Cause (as defined in Section 2(c)), the Holding Company shall be obligated to pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, subject to certain conditions set forth herein, as severance pay or liquidated damages, or both, a sum equal to 2.99 times Executive's average annual taxable compensation for the five preceding taxable years that Executive has been employed with the Company or the Bank as reported on Form W-2 with the Internal Revenue Service ("IRS") or such lesser number of years in the event that Executive shall have been employed with the Holding Company or the Bank for less than five years. At the election of Executive such payment may be paid in a lump sum or in equal monthly installments during the thirty-six (36) months following Executive's Termination. In the event that no election is made, payment to Executive will be made on a lump sum basis.

     (b) If Executive resigns from employment with the Holding Company or the Bank after one year following a Change in Control, and prior to an event of Termination as defined in Section 2(a), Executive shall receive severance benefits equal to six times Executive's current monthly taxable compensation; provided that such resignation from employment occurs within the term of this Agreement. In addition, the Holding Company shall cause to be continued life, medical and disability coverage substantially identical to the coverage maintained by the Bank for Executive prior to his severance, except to the extent such coverage may be changed in its application to all Bank employees on a nondiscriminatory basis. Such coverage shall cease upon the earlier of six (6) full calendar months following Executive's resignation or the date Executive secures comparable employment by an employer other than the Holding Company or the Bank. Notwithstanding the above, if Executive terminates employment upon an event of "Termination" as defined in Section 2(a), Executive shall receive full Termination Benefits provided by this Agreement.

     (c) Upon the occurrence of a Change in Control of the Bank or the Holding Company followed at any time during the term of this Agreement by Executive's Termination of employment, other than for Termination for Cause, the Holding Company shall cause to be continued life, medical and disability coverage substantially identical to the coverage maintained by the Bank for Executive prior to his severance, except to the extent such coverage may be changed in its application to all Bank employees on a nondiscriminatory basis. Such coverage shall cease upon earlier of the expiration of thirty-six (36) full calendar months following the Date of Termination or the date Executive secures comparable employment by an employer other than the Holding Company or the Bank.

     (d) Nothing in this Agreement will deprive Executive of the right to receive benefits due to him under or contributed by the Holding Company on his behalf pursuant to any retirement, incentive, profit sharing, bonus, performance, disability or other employee benefit plan maintained by the Holding Company or its subsidiaries pursuant to the terms and conditions of such plan on the Executive's behalf unless such benefits are otherwise paid to Executive under a separate provision of this Agreement.

     (e) As of the effective date of this Agreement, and annually as of the last business day of December or soon thereafter, Executive shall make the election referred to in Section 3(a) hereof with respect to whether the amounts payable under said Section 3(a) shall be paid in a lump sum or on a monthly basis. Such election shall be irrevocable for the year for which such election is made and shall continue in effect until Executive has made his next annual election.

     (f) Notwithstanding the paragraphs of Section 3, in the event that:

          (i) the aggregate payments or benefits to be made or afforded to Executive, which are deemed to be parachute payments as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor thereof, (the "Termination Benefits") would be deemed to include an "excess parachute payment" under Section 280G of the Code; and

          (ii) if such Termination Benefits were reduced to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive's "base amount," as determined in accordance with said Section 280G and the Non-Triggering Amount would be greater than the aggregate value of the Termination Benefits (excluding such reduction) minus the amount of tax required to be paid by the Executive thereon by Section 4999 of the Code, then the Termination Benefits shall be reduced to the Non-Triggering Amount. The allocation of the reduction hereby among the Termination Benefits shall be determined by the Executive.

4.   NOTICE OF TERMINATION.

     (a) Any purported termination by the Holding Company, or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

     (b) Subject to Section 4(c), "Date of Termination" shall mean the date specified in the Notice of Termination which shall be immediately upon receipt of such Notice in the case of Termination for Cause and which shall not be less than thirty (30) days from the date such Notice of Termination is given in all other cases.

     (c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Holding Company will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to his current annual salary) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement. Amounts paid under this Section 4(c) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

5.   SOURCE OF PAYMENTS.

     It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Holding Company. Further, the Holding Company guarantees such payment and provision of all amounts and benefits due to Executive under the Bank Agreement dated _________, 1995 and, if such amount and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid and provided by the Holding Company.

6.   EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS.

     This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Holding Company and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation, including any benefit or compensation payable pursuant to Executive's employment contract with the Holding Company dated __________, inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

     Nothing in this Agreement shall confer upon Executive the right to continue in the employ of the Holding Company or any of its affiliates or shall impose on the Holding Company or any of its affiliates any obligation to employ or retain Executive in its employ for any period.

7.   NO ATTACHMENT.

     (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

     (b) This Agreement shall be binding upon, and inure to the benefit of, Executive, the Holding Company and their respective successors and assigns.

8.   MODIFICATION AND WAIVER.

     (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.


     (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.   EFFECT OF ACTION UNDER BANK AGREEMENT.

     To the extent that payments and benefits are paid to or received by Executive under the Change-in-Control Agreement between Executive and the Bank dated __________, 1995 (the "Bank Agreement"), the amount of such payments and benefits paid by the Bank will be subtracted from any amount due simultaneously to Executive under similar provisions of this

Agreement; provided, however, that any benefits which are based upon compensation paid to Executive for services provided solely to the Holding Company or subsidiaries other than the Bank, shall continue to be paid to Executive under this Agreement notwithstanding any benefit paid to Executive under the Bank Agreement.

10.       SEVERABILITY.

     If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

11.       HEADINGS FOR REFERENCE ONLY.

     The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

12.       GOVERNING LAW.

     The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Maryland.

13.       ARBITRATION.

     Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty
(50) miles from the location of the Holding Company, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

14.       PAYMENT OF COSTS AND LEGAL FEES.

     All reasonable costs and legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Holding Company if Executive is successful pursuant to a legal judgment, arbitration or settlement.

15.       INDEMNIFICATION.

     The Holding Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense, or in lieu thereof, shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under Maryland law and as provided in the Holding Company's articles of incorporation and bylaws against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Holding Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements.

16.       SUCCESSOR TO THE HOLDING COMPANY.

     The Holding Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Holding Company, expressly and unconditionally to assume and agree to perform the Holding Company's obligations under this Agreement, in the same manner and to the same extent that the Holding Company would be required to perform if no such succession or assignment had taken place.

17.       SIGNATURES.

     IN WITNESS WHEREOF, Provident Bankshares Corporation has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, on the ___ day of ________________, 1997.


ATTEST:                                    PROVIDENT BANKSHARES CORPORATION



__________________________                 By:_______________________________
Secretary



Seal




WITNESS:


--------------------------                 ---------------------------------
                                           Executive